Exhibit 10.3

Execution Version

July 11, 2016

Lauro Cinquantasette S.p.A.
Via del Lauro, 7 - 20131 Milano

RE:	Guarantee to Promissory Notes, dated as of July 11, 2016, by and between Albany Molecular Luxembourg S.à.r.l. and Lauro Cinquantasette S.p.A. (the “Guarantee”)

Dear Ladies and Gentlemen:

1.          Albany Molecular Luxembourg S.à.r.l., a private limited liability company (société à responsabilité limitée) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, with registered office at 6 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under the number B.114207 (the “Maker”), is entering into a series of Promissory Notes (collectively with any notes exchanged therefore, the “Promissory Notes” and each a “Promissory Note”), each dated as of the date hereof and with an aggregate initial principal amount of Fifty Five Million Euros (€55,000,000), by and between the Maker and Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy (the “Initial Holder”) or its permitted assigns as set forth in Section 6 thereto (collectively, the “Holder”), pursuant to which the Maker will make certain payments to the Holders as provided therein. Each capitalized term used and not otherwise defined herein shall have the meaning given to such term in the Promissory Notes.

2.          In consideration of the Holders entering into the Promissory Notes with the Maker, the adequacy, sufficiency and receipt of which are hereby acknowledged, Albany Molecular Research Inc., a company incorporated under the laws of the State of Delaware (the “Guarantor”) hereby absolutely, irrevocably and unconditionally undertakes and guarantees to the Holders the due and punctual payment of all principal and interest (including default rate interest), from time to time due or owing by the Maker or any successor or assignee of the Maker permitted under the terms of the Promissory Notes to the Holders under the terms of the Promissory Notes when and as the same shall become due and payable under the terms thereof (collectively, the “Obligations”).

3.          Upon written demand by the Representative to the Guarantor (a “Demand”) following the failure of the Maker to satisfy any Obligations (each such failure, a “Default”), the Guarantor shall pay the Obligations relating to such Default to the Representative, for distribution to the Holders, who are express third party beneficiaries of this Guarantee. All payments under this Guarantee shall be made in Euros without any set-off (other than as may be provided for in Section 8(c) of the applicable Promissory Note), condition or counterclaim whatsoever except as the Maker would have been authorized to make under the Promissory Notes, which are expressly reserved; and free and clear of any deductions or withholdings whatsoever except only as may be required by law or regulation which is binding on the Guarantor.

4.          If any deduction or withholding is required by any law or regulation to be made by the Maker or the Guarantor, as applicable, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required unless such payment would not have had to be grossed up by the Maker under the terms of the applicable Promissory Note. The Guarantor shall promptly deliver or procure delivery to the Representative and the Maker of all receipts issued to it evidencing each deduction or withholding which it has made.

5.          The Guarantor hereby unconditionally and irrevocably waives (a) any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Holder upon this Guarantee or acceptance of this Guarantee, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee, (b) notice of acceptance of this Guarantee and notice of the Obligations, and (c) diligence, presentment, protest, notice of dishonor or non-payment or non-delivery of the Obligations, suit or the taking of other action by the Holder against, and any other notice (other than the Demand) to, the Maker, the Guarantor or others.

6.          The Guarantor understands and agrees that the liability of the Guarantor under this Guarantee shall be construed as a continuing, absolute, unconditional and irrevocable guarantee of payment without regard to, and such liability shall not be discharged or otherwise adversely affected by, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any of the following: (a) the validity, regularity, or enforceability of the Promissory Notes, any other instrument securing the Obligations, including without limitation any collateral security for the Obligations, any other guarantee or any right of offset with respect thereto at any time or from time to time held by the Holder, (b) the Obligations not being recoverable from the Maker by reason of illegality or incapacity, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Maker or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Maker for the Obligations, or of the Guarantor under this Guarantee, in insolvency, bankruptcy, receivership, conservatorship, dissolution, or liquidation of the Maker or the Guarantor or in any other instance.

7.          When pursuing its rights and remedies hereunder against the Guarantor, the Holder may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Maker or any other person or against any collateral security (if any) or guarantee for the Obligations, and any failure or delay by the Holder to pursue such other rights or remedies or to collect any payments from the Maker or any such other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Maker or any such other person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Holder against the Guarantor.

8.          Upon and to the extent of any payment by the Guarantor under this Guarantee in respect of any Obligation, the Guarantor shall be fully subrogated to the Holder’s right, title and interest thereunder, including the right to receive payments in respect of such Obligation. Any payment made by or on behalf of the Maker to, and any amounts received under the applicable Promissory Note for the benefit of, the Holder in respect of any Obligation forming the basis of a claim hereunder (which claim shall have been paid by the Guarantor), shall be received and held in trust for the benefit of Guarantor and shall be paid over to the Guarantor. Following any payment in full by the Guarantor hereunder in respect of any Obligation, the Holder shall cooperate in all reasonable respects, at the expense of the Guarantor, with any request by the Guarantor for action to preserve or enforce the Guarantor’s rights and remedies, if any, in respect of such payment, including, without limitation, any request to (i) institute or participate in any suit, action or other proceeding, (ii) enforce any judgment obtained and collect any amounts adjudged due or (iii) transfer to the Guarantor, via absolute legal assignment, the Holder’s rights in respect of such payment and related Obligation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set off or application of funds of the Guarantor by the Holder, the Guarantor shall not be entitled to be subrogated to any of the rights of the Holder against the Maker or right of offset held by the Holder for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Maker or any other person in respect of payments made by the Guarantor hereunder until all amounts owing to the Holder by the Maker on account of the Obligations are indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for the Holder, and shall as soon as practicable upon receipt by the Guarantor, be turned over to the Representative, for distribution to the Holder in substantially the form received by the Guarantor, to be applied against the Obligations.

9.          The Holder may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder agree with the Maker to make any change to the terms of the Obligations; provided, that if the Maker is not a wholly owned subsidiary of the Guarantor, any change to the terms of the Obligations without the consent of the Guarantor shall be null and void ab initio. As soon as practicable following the time, if any, that the Maker ceases to be a wholly owned subsidiary of the Guarantor, the Guarantor shall deliver a written notice to the Representative (i) stating that the Maker will no longer be a wholly owned subsidiary of the Guarantor and (ii) providing contact information for the person or persons at each of the Guarantor and the Maker that would be responsible for approving any change to the terms of the Obligations.

10.         This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Holder, until the later of the final Installment Payment Date and the date on which all Obligations arising on or prior to the final Installment Payment Date and the obligations of the Guarantor under this Guarantee, if any, shall have been satisfied by payment in full in accordance with the Promissory Notes or this Guarantee, as applicable.

11.         This Guarantee is in addition to and shall not affect nor be affected by or merged with any other judgment, security, right or remedy obtained or held by the Holder from time to time for the discharge and performance of the Maker in respect of the Obligations, but under no circumstance may the Holder recover from both the Maker and the Guarantor the same Obligation and any payment by the Maker or the Guarantor shall to the extent of such payment discharge the Guarantor’s obligations hereunder or the Maker’s Obligations, as applicable, subject to the following paragraph. Notwithstanding anything to the contrary herein, all rights and remedies hereunder may be exercised solely by the Representative.

12.         This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Holder upon the insolvency, bankruptcy, receivership, conservatorship, dissolution, liquidation or reorganization of the Maker or the Guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee or similar officer for, the Maker or the Guarantor or any substantial part of their respective property, or otherwise, all as though such payments had not been made.

13.         The Guarantor shall on a full indemnity basis pay to the Representative on demand the amount of all reasonable and documented costs and expenses (including reasonable and documented legal and out-of-pocket expenses and any valued added tax on those costs and expenses) including reasonable and documented attorneys’ fees and disbursements on one outside legal counsel to Representative in enforcing, preserving or exercising any rights under this Guarantee; provided, that this paragraph shall only be applicable following an Event of Default and only if the Guarantor is obligated to make a payment under any other provision of this Guarantee.

14.         [Reserved]

15.         This Guarantee and the rights and obligations of the Guarantor and the Holder hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

16.         Any dispute between the Guarantor and the Holder which relates to this Guarantee or arises in connection herewith shall be submitted to exclusive jurisdiction of the competent federal courts in Manhattan, New York, United States of America. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Guarantee.

17.         Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given hereunder, including any claim hereunder, shall be in writing and shall be delivered personally, sent by e-mail, sent by registered or certified mail, postage prepaid, or sent by a standard overnight courier of national reputation with written confirmation of delivery. Any such notice shall be deemed given when so delivered personally, or if sent by e-mail, on the date received (provided, that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next business day, or if mailed or sent by overnight courier, on the date shown on the written confirmation of delivery.

Such notices shall be given as follows (or such other address designated by a party hereto pursuant to written notice delivered to each of the other parties hereto):

If to the Maker, to:

Albany Molecular Luxembourg S.à.r.l.

6 rue Eugène Ruppert,

L-2453 Luxembourg,

Grand Duchy of Luxembourg

Attn: Board of Managers

with a copy to:

c/o Albany Molecular Research, Inc.

26 Corporate Circle

Albany, New York 12212

Fax: (518) 512-2075

Attn: Chief Financial Officer

And with a copy to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018-1405
Phone: (212) 813-8857
Fax: (212) 355-3333

Attn: Jennifer K. Bralower

If to the Initial Holder or Representative, to:

Lauro Cinquantasette S.p.A

Via del Lauro, 7 - 20131 Milano

Phone: +39-02-96953394

+39-02-8995221
Fax: +39-02-869522522

Attn: Chief Financial Officer

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Phone: (212) 909-6306
Fax: (212) 909-6836
Attn: Maurizio Levi-Minzi

Any notice or other communication in connection with this Guarantee shall be delivered to the Representative, for distribution to the Holder.

If to the Guarantor, to:

c/o Albany Molecular Research, Inc.

26 Corporate Circle

Albany, New York 12212

Fax: (518) 512-2075

Attn: Chief Financial Officer

With a copy to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018-1405
Phone: (212) 813-8857
Fax: (212) 355-3333

Attn: Jennifer K. Bralower

[Remainder of page intentionally left blank]

Yours sincerely,

Albany Molecular Research Inc.

/s/ Lori M. Henderson
By: Lori M. Henderson
Title:

Agreed and acknowledged by:

Lauro Cinquantasette S.p.A.

/s/ Enrico Ricotta
Name: Enrico Ricotta
Title:

[Signature Page to Guarantee]